Exhibit 99.1

CONTACT:

Media: 269-923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269-923-2641

Investor_relations@whirlpool.com

FOR IMMEDIATE RELEASE

Whirlpool Corporation Files Petitions Challenging Unlawful Trade Practices

Petitions request investigation into residential clothes washers imported into the United States from South Korea and Mexico

BENTON HARBOR, Mich., December 30, 2011 – Whirlpool Corporation (NYSE: WHR) today filed anti-dumping petitions against residential clothes washers from South Korea and Mexico, and a companion countervailing duty petition against the same products from South Korea. Whirlpool filed these petitions seeking enforcement of United States and international trade laws. The company’s goal is to promote a fair and open global trading system, to protect American jobs and to ensure its ability to continue to innovate and invest in the United States.

This legal action is intended to help protect Whirlpool Corporation’s 23,000 U.S. employees, and the communities in which they work, from practices that violate United States and international trade laws. The company filed the petitions only after an exhaustive review of the facts which revealed compelling evidence of dumping and material injury. The anti-dumping petitions assert that two Korean manufacturers, Samsung Electronics (Samsung) and LG Electronics (LG), have dumped their products into the United States from manufacturing facilities in South Korea and Mexico. This action undermines competition, causes material injury to the appliance manufacturing industry, threatens American jobs and ultimately harms consumers who are left with fewer product choices.

“When foreign manufacturers are permitted to dump products into the United States, it undermines competition,” said Marc Bitzer, president, Whirlpool North America. “It is important for an open global trading system to have a process for enforcement to maintain the integrity of the system and provide all manufacturers a level playing field on which to compete.”

Whirlpool produces its clothes washers in Clyde, Ohio at the world’s largest and most efficient washing machine plant. This location employs more than 3,500 workers who demonstrate the vitality of American manufacturing every day. Lawful competition will help preserve these jobs, restore lost jobs due to unlawful trade practices, and create opportunities for new jobs. The company has invested $175 million in an innovative clothes washer platform at the Clyde, Ohio laundry plant to produce some of the most energy- and water-efficient clothes washers available.

For more than 100 years, Whirlpool has been recognized for making some of the most innovative and trusted laundry products in the world. Whirlpool currently operates nine plants in Arkansas, Iowa, Ohio, Oklahoma and Tennessee and has employees and suppliers across the United States.

The anti-dumping petitions were filed with the U.S. Department of Commerce and the U.S. International Trade Commission and request an investigation into the production of residential clothes washers in South Korea and Mexico, which are being sold in the United States at substantially less than fair value. These petitions are consistent with the company’s long-standing support for expanding a fair and open global trading system.

ANTICIPATED DECISION DATES FOR INVESTIGATIONS (assuming full extension)

December 30, 2011	Whirlpool filed petitions with the U.S. Department of Commerce and the U.S. International Trade Commission

January, 2012	U.S. Department of Commerce releases notice of initiation

February, 2012	U.S. International Trade Commission releases preliminary determination

May, 2012	U.S. Department of Commerce releases preliminary countervailing duty determination

July, 2012	U.S. Department of Commerce releases preliminary anti-dumping determination

December, 2012	U.S. Department of Commerce expected to release final determinations

February, 2013	U.S. International Trade Commission expected to release its final determination

February, 2013	Final orders published upon issuance of final affirmative determinations from U.S. Department of Commerce and U.S. International Trade Commission

For additional information and to view the petition, please visit http://whirlpoolcorp.com/facts.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.whirlpoolcorp.com.

This document contains forward-looking statements. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, including the information set forth under the caption “Risk Factors.”